EXHIBIT 10.20

                          EXECUTIVE SEVERANCE AGREEMENT

            This EXECUTIVE SEVERANCE AGREEMENT (this "Agreement") is made as of November 25, 1996, by and between the entity named on the signature page hereto (the "Company"), Alexander R. Castaldi (the "Executive").

            In order to induce Executive to accept employment with the Company and in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

            1. Definitions.

            "Cause" shall mean a termination of the employment of Executive by the Company or any subsidiary thereof due to (i) the commission by Executive of an act of fraud or embezzlement (including the unauthorized disclosure of confidential or proprietary information of the Company or any of its subsidiaries which results in material financial loss to the Company or any of its subsidiaries), (ii) the commission by Executive of a felony, (iii) the willful misconduct of Executive as an employee of the Company or any of its subsidiaries which is reasonably likely to result in material injury or financial loss to the Company or any of its subsidiaries or (iv) the willful failure of Executive to render services to the Company or any of its subsidiaries in accordance with the terms of Executive's employment which failure amounts to a material neglect of Executive's duties to the Company or any of its subsidiaries.

            "Change of Control" shall mean a transaction as a result of which any person or entity not controlled by persons currently owning Common Units acquires more than 60% of the outstanding Common Units or of the common stock of a corporation that either controls the Company, directly or indirectly, or is the successor to the Company.

            "Common Units" shall mean the common units of the Company, together with any securities issued in exchange therefor.

            "Confidential Information" shall have the meaning set forth in
Section 6 below.

            "Good Reason" shall mean the assignment to Executive of duties materially and adversely inconsistent with Executive's position, duties or responsibilities as in effect immediately after the date of execution of this Agreement including, but not limited to, any material reduction in such positions, duties or responsibilities, or a change in Executive's titles or offices, as then in effect, or any removal of Executive from, or any failure to reelect Executive to, any of such positions.

            "Health Benefits" shall have the meaning set forth in Section 3(b) below.

            "Insured Benefits" shall have the meaning set forth in Section 3(b) below.
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            "Senior Executive" shall mean any employee of the Company with significant managerial responsibility over material areas of the business of the Company, including, without limitation, financial, marketing, sales, distribution or manufacturing.

            "Severance Term" shall have the meaning set forth in Section 3(a) below.

            "Termination Date" shall have the meaning set forth in Section 4(a) below.

            2. Job Elimination. If, within the period commencing 90 days from the date hereof and for so long as Executive is employed by the Company, there shall occur:

            (a) any involuntary termination of Executive's employment (other than for Cause or Disability);

            (b) the resignation of Executive for Good Reason;

            (c) any reduction in Executive's annual base salary in effect on the date hereof; or

            (d) any failure by the Company to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Company on the date hereof, or the taking of any action that would materially reduce any of such benefits in effect on the date hereof (unless this reduction relates to a reduction in benefits applicable to all employees generally);

then, at Executive's option, exercisable by Executive within thirty (30) days of the occurrence of each and every of the foregoing events, Executive may resign from employment (or, if involuntarily terminated, give notice of intention to collect benefits hereunder) by delivering a notice in writing to the Company, and the provisions of Section 2 of this Agreement shall apply. The events described in clause (b) above shall be deemed to occur in the event of a Change of Control which results in the Company being (1) a member of a different consolidated group and (2) controlled, directly or indirectly by another entity which actively conducts an operating business.

            3. Continuing Compensation and Benefits.

            (a) The Company will continue to pay to Executive his annual base salary at Executive's rate of pay in effect on the date hereof for a period of twelve (12) months after the effective date of the termination of Executive's employment (the "Severance Term"). Subject to Section 6 below, during the Severance Term, Executive will be free to seek, accept and engage in other full-time employment.

            (b) During the Severance Term, the Company will continue to provide to Executive the medical benefits Executive was entitled to on the date hereof (hereinafter "Health Benefits") and to the extent the Company's insurance plans permit, the long-term disability and life insurance benefits Executive was entitled to on the date hereof (hereinafter "Insured Benefits"),


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except that the amount of coverage under the Insured Benefits will be based on the rate of pay Executive is receiving from the Company at the time of the event that gives rise to a claim under the Insured Benefits. The continued provision of the Health Benefits and the Insured Benefits will cease (i) when payments to Executive cease under Section 3(a) above or (ii) when Executive becomes employed on a full-time basis, whichever occurs first.

            (c) On the effective date of termination of Executive's employment, the Company will pay Executive for accrued but unused vacation (at his rate of pay in effect on the date hereof), if any, to the extent provided in the Company's policies on the date hereof, but Executive shall not accrue any vacation during the period referred to in Section 3(a) above.

            4. Accrued Bonuses.

            (a) If the effective date of the termination of Executive's employment (the "Termination Date") is on or before the end of the second quarter of the Company's fiscal year and after December 31, 1997, then the Company shall pay to Executive a bonus in an amount equal to the bonus paid to Executive for the prior fiscal year under the Company's Bonus Plan multiplied by a fraction, the numerator of which is the number of completed fiscal quarters which have elapsed in the Company's current fiscal year through and including the termination date, and the denominator of which is 4.

            (b) If the Termination Date is after the end of the second quarter of the Company's fiscal year or occurs at any time prior to December 31, 1997, then the Company shall, at the time bonuses for such fiscal year are paid to employees of the Company, pay to Executive a bonus in an amount equal to the lesser of (i) the bonus for the such fiscal year to which Executive would have been entitled had he not been terminated multiplied by a fraction, the numerator of which is the number of completed fiscal quarters which have elapsed in the Company's current fiscal year through and including the termination date, and the denominator of which is 4, and (ii) the bonus paid to Executive for the prior fiscal year under the Company's Bonus Plan multiplied by a fraction, the numerator of which is the number of completed fiscal quarters which have elapsed in the Company's current fiscal year through and including the termination date, and the denominator of which is 4, provided that, in the event of a Termination occurring at any time during the period ending December 31, 1997, the amount payable under this paragraph 3(b) shall be determined solely under clause (i) of this paragraph 3(b). The Company shall pay one-half of the projected amount payable under this paragraph 3(b) at the end of the Company's fiscal year and the remainder at completion of the Company's year end audit.

            (c) If the Termination Date occurs within 12 months of a Change of Control, then the Company shall, within 5 business days of the Termination Date, pay to Executive 100% of the greater of (i) the targeted bonus that Executive would have received in respect of such fiscal year had he not been terminated and (ii) the bonus paid to Executive in respect of the prior fiscal year.

            (d) The provisions of this Section 3 will be effective beginning 90 days after the date hereof.


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            5. Termination for Cause. If Executive's employment is terminated for Cause, all of Executive's rights under paragraphs 2 and 3 shall cease as of the effective date of the Termination Date, except that Executive (i) shall be entitled to receive accrued salary through the Termination Date and (ii) shall be entitled to receive the payments and benefits to which Executive was then entitled under the employee benefit plans of the Company or any affiliate thereof as of the Termination Date.

            6. Confidentiality. Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company and its subsidiaries that (i) are not available to the public, customers, suppliers and competitors of the Company,
(ii) are in the nature of trade secrets, or (iii) the disclosure of which could reasonably be expected to cause a financial loss to the Company, or otherwise have a material adverse effect on the Company (collectively, the "Confidential Information") are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive shall deliver to the Company at the termination of employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, work product or the business of the Company or any of its subsidiaries which he may then possess or have under his control.

            7. Non-Compete; Non-Solicitation.

            (a) Executive agrees that during the Non-Compete Period (as defined below), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business that competes anywhere in the United States, Canada or anywhere else in the world with the businesses of the Company or its subsidiaries as such businesses exist or are in process on the Termination Date. Nothing herein shall prohibit Executive from owning not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this Agreement, the term "Non-Compete Period" means the period beginning on the date of this Agreement and ending on the last day of the Severance Term.

            (b) Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any Senior Executive of the Company or its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or its subsidiaries and any Senior Executive thereof, (ii) hire any person who was a Senior Executive of the Company or its subsidiaries at any time during Executive's employment with the Company until the later of the first anniversary of the Termination Date and the six month anniversary of such Senior Executive's departure from the Company, or (iii) for the two year period after the termination of his employment with the Company induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its subsidiaries.


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            (b) If, at the time of enforcement of this Section 7, a court or arbitrator shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

            (c) In the event of the breach or a threatened breach by Executive, of any of the provisions of Section 6 or this Section 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

            8. Notice/Consultation. In consideration of the foregoing, Executive agrees to give the Company no less than 30 days prior written notice if at any time Executive decides to resign from the Company's employ. Since, in certain respects, Executive will be an employee of the Company during any Severance Term, Executive agrees to consult with the Company during such Severance Term. This consultation obligation will not prevent or interfere with Executive seeking, accepting or engaging in full-time employment.

            9. Term. This Agreement will be in effect for a period of three years from the date hereof.

            10. Tax Withholding. All payments to Executive hereunder will be earned and prorated on a daily basis, but shall be payable at the same time and in the same manner as executives of the Company, or its successor, are paid their salaries. The Company shall have the power to withhold, require Executive to remit to the Company in cash or offset against any amounts otherwise payable Executive, an amount sufficient to satisfy all Federal, state, local and foreign withholding tax requirements relating to such payments, and the Company may defer any payments until such requirements are satisfied.

            11. Executive's Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any subsidiary of the Company to employ Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such subsidiary) from terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.

            12. Administration by Management Committee. This Agreement shall be administered by the Management Committee, which shall have full power and authority to construe and administer this Agreement as it may deem advisable. Any action taken under the provisions of this Agreement by the Management Committee in connection with the administration of this Agreement shall be, in each case, within the sole discretion of the Management Committee and conclusive and binding upon the Company, Executive, all beneficiaries of Executive, and all persons and entities having any interest therein.


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            13. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

            14. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

            15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

            16. Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect thereof, shall be brought in any court of competent jurisdiction in the State of New York, and both the Company and Executive hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Executive and the Company hereby irrevocably waive any objections which either may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

            17. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), two days after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

            (i) If to the Company:

                  Remington Products Company, L.L.C.
                  60 Main Street
                  Bridgeport, CT 06604
                  Attention:  Allen S. Lipson
                  Telecopy:   203-366-7707


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                  and

                  Remington Products Company, L.L.C.
                  c/o Vestar Equity Partners, L.P.
                  245 Park Avenue, 41st Floor
                  New York, NY  10167
                  Attention:  Robert L. Rosner
                  Telecopy:   212-808-4922

            with a copy to:

                  Kirkland & Ellis
                  655 Fifteenth Street, N.W.
                  Washington, D.C.  20005-5793
                  Attention:  Jack M. Feder
                  Telecopy:   202-879-5200

            (ii) If to Executive:

            18. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

            19. Counterparts. This Agreement may be executed in separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            20. Injunctive Relief. The Executive acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

            21. Rights Cumulative. The rights and remedies of Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right.

                                    * * * * *


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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   REMINGTON PRODUCTS COMPANY, L.L.C.


                                   By:__________________________
                                      Name:
                                      Title:


                                      __________________________
                                        ALEXANDER R. CASTALDI